                          INVESTMENT ADVISORY AGREEMENT

     Agreement, dated and effective as of February 20, 2007 between MORGAN
STANLEY EMERGING MARKETS DOMESTIC DEBT FUND, INC., a Maryland corporation
(herein referred to as the "Fund"), and MORGAN STANLEY INVESTMENT MANAGEMENT
INC., a Delaware corporation ("MSIM" or the "Adviser").

     WITNESSETH: That in consideration of the mutual covenants herein contained, it is agreed by the parties as follows:

     1. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to make investment decisions for the Fund, to prepare and make available to the Fund research and statistical data in connection therewith, and to supervise the acquisition and disposition of securities by the
Fund, including the selection of brokers or dealers to carry out the transactions, all in accordance with the Fund's investment objectives and policies and in accordance with guidelines and directions from the Fund's Board of Directors; (ii) to assist the Fund as it may reasonably request in the conduct of the Fund's business, subject to the direction and control of the
Fund's Board of Directors; (iii) to maintain or cause to be maintained for the
Fund all books and records required under the Investment Company Act of 1940, as amended (the "1940 Act"), to the extent that such books and records are not maintained or furnished by the administrators, custodians or other agents of the
Fund; (iv) to furnish at the Adviser's expense for the use of the Fund such office space and facilities as the Fund may require for its reasonable needs in
New York, and to furnish at the Adviser's expense clerical services in the
United States related to research, statistical and investment work; and (v) to pay the reasonable salaries and expenses of such of the Fund's officers and employees (including the Fund's share of payroll taxes) and any fees and expenses of such of the Fund's direct directors, officers or employees of the
Adviser, provided, however, that the Fund, and not the Adviser, shall bear travel expenses or an appropriate fraction thereof of directors and officers of the Fund who are managing directors, officers or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of
Directors of the Fund or any committees thereof. The Adviser shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to the Adviser in this paragraph 1. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the compensation of such of the Fund's employees as are directors, officers or employees of the Adviser whose services may be involved, for the following expenses of the Fund: organization expenses (but not the overhead or employee costs of the Adviser); legal fees and expenses of counsel to the Fund; auditing and accounting expenses; taxes and governmental fees; New York Stock Exchange listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund's custodian, subcustodians, transfer agents and registrars; fees and expenses with respect to administration except as may be provided otherwise pursuant to administration agreements; expenses for portfolio pricing services by a pricing agent, if any;
expenses of preparing share certificates and other expenses in connection with the issuance, offering and underwriting of shares issued by the Fund; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Fund for public sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment and share purchase plan (except for brokerage expenses paid by participants in such Plan);
costs of stationery; any litigation expenses; and costs of stockholders' and other meetings.

     2. In connection with the rendering of the services required under paragraph 1, the Adviser may contract with or consult with such banks, securities firms or other parties as they may deem appropriate to obtain additional advisory information and advice, including investment recommendations,

advice regarding economic factors and trends and advice as to currency exchange matters, but any fee, compensation or expenses to be paid to any such parties shall be paid by the Adviser, and no obligation shall be incurred on the Fund's behalf in any such respect.

     3. The Fund agrees to pay in United States dollars to MSIM, as full compensation for the services to be rendered and expenses to be borne by MSIM hereunder, an annual fee equal to 1.00% of the Fund's average weekly managed assets (which shall mean the average weekly total assets of the Fund, which includes any proceeds from the issuance by the Fund of preferred shares and other borrowings for investment purposes, minus the sum of accrued liabilities
(other than indebtedness attributable to leverage)). For purposes of computing the monthly fee, the weekly total assets of the Fund for any month shall be determined as of the close of business of the New York Stock Exchange on the last business day of each week where such last business day of the week falls within that month and the aggregate value of all such weekly total assets shall be divided by the number of such weeks in such month. Such fee shall be computed beginning on the date hereof. Upon the termination of this Agreement before the end of any month, such fee for such part of a month shall be pro rated according to the proportion which such period bears to the full monthly period, and shall be payable on the date of termination of this Agreement. Each payment of a monthly fee to MSIM shall be made within the 15 business days of the first day of each month following the day as of which such payment is computed.

     4. The Adviser agrees that it will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

     5. Nothing herein shall be construed as prohibiting the Adviser from providing investment advisory services to, or entering into investment advisory agreements with, other clients (including other registered investment companies), including clients which may invest in debt securities of issuers located in emerging market countries, or from utilizing (in providing such services) information furnished to the Adviser by others as contemplated by
Section 2 of this Agreement; nor, except as explicitly provided herein, shall anything herein be construed as constituting the Adviser as agent of the Fund.

     6. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Adviser nor its officers, directors, employees, agents or controlling persons as defined in the 1940 Act shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its respective duties or by reason of reckless disregard on the part of the Adviser of its respective obligations and duties under this
Agreement. Any person, even though also employed by MSIM, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

     7. This Agreement shall remain in effect for a period of two years from the date hereof, and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are neither parties to this Agreement nor interested persons of the Fund or of the
Adviser or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund.

     This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Fund's Board of Directors, by vote of holders of a majority of the outstanding voting

                                      -2-

securities of the Fund, or by the Adviser. This Agreement shall automatically be terminated in the event of its assignment, provided, however, that a transaction which does not, in accordance with the 1940 Act, result in a change of actual control or management of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

     8. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto other than pursuant to Section 7.
It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund or of the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

     9. This Agreement shall be construed in accordance with the laws of the
State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms
"interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

     10. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage prepaid, on the day on which such facsimile is sent to the address set forth below) to the following address or facsimile number:

          If to Morgan Stanley Investment Management Inc., to the attention of
     General Counsel, 1221 Avenue of the Americas, New York, New York 10020;
     Facsimile No. 212-762-7377.

          If to the Fund, to the attention of the President, 1221 Avenue of the
     Americas, New York, New York 10020; Facsimile No. 212-762-7326.

or to such other address as to which the recipient shall have informed the other parties in writing.

     Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile and confirmatory letter are sent.

     11. Each party hereto irrevocably agrees that any suit, action or proceeding against the Adviser or the Fund arising out of or relating to this
Agreement shall be subject exclusively to the jurisdictions of the United States
District Court for the Southern District of New York and the Supreme Court of
the State of New York, New York County, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in either such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof in English by registered or certified mail, postage prepaid, to their respective addresses as set forth in this Agreement.

     To the extent that any party hereto may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues or properties any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set-off, banker's lien, counterclaim or any other legal process or remedy with respect to its obligations under this Agreement and/or to the extent that in such jurisdiction there may be attributed to any such party such an immunity

                                      -3-

(whether or not claimed), the parties hereto each hereby to the fullest extent permitted by applicable law irrevocably agrees not to claim, and hereby to the fullest extent permitted by applicable law expressly waives, any such immunity, including, without limitation, a complete waiver of immunity pursuant to the
United States Foreign Sovereign Immunities Act.

                                      -4-

     IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

                                MORGAN STANLEY EMERGING MARKETS
                                DOMESTIC DEBT FUND, INC.

                                By: /s/ James Garrett
                                    ---------------------------------
                                    Name: James Garrett
                                    Title: Treasurer and Chief Financial Officer

                                MORGAN STANLEY INVESTMENT
                                MANAGEMENT INC.

                                By: /s/ Ronald E. Robison
                                    ---------------------------------
                                    Name: Ronald E. Robison
                                    Title: Managing Director

                                       -5-